Exhibit 99.1
CSB BANCORP, INC. REPORTS FOURTH QUARTER AND FULL YEAR EARNINGS
Fourth Quarter and Full Year Highlights

	Quarter Ended	Full Year Ended
	December 31, 2010	December 31, 2010
Diluted earnings per share	$.35	$1.28
Net Income	$956,000	$3,496,000
Return on average common equity	7.95%	7.43%
Return on average assets	0.83%	0.78%
Millersburg, Ohio — January 28, 2011 — CSB Bancorp, Inc. (OTCBB: CSBB.ob) today announced fourth quarter 2010 net income of $956 thousand or $.35 per basic and diluted share, as compared to $931 thousand or $.34 per basic and diluted share for the same period in 2009.
Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 7.95% and 0.83%, respectively, compared with 8.04% and 0.84% for the fourth quarter of 2009.
For the full year of 2010, the Company reported net income of $3.50 million or $1.28 per basic and diluted share, as compared to $3.39 million or $1.24 per basic and diluted share in 2009. Full year ROE and ROA were 7.43% and 0.78%, respectively, compared to 7.51% and 0.79% in 2009.
Eddie Steiner, President and CEO commented, “We are pleased that fourth quarter and full year net income were both higher than the prior year results, in spite of the difficult economic and interest rate environments. Full year earnings were 3% above last year’s results.”
Revenue totaled $4.9 million for the fourth quarter of 2010, a decrease of 2.7% from the prior-year fourth quarter. Revenue decreased 0.5% for the full year of 2010 to $19.1 million as compared to $19.2 million in 2009.

Non-interest expense amounted to $3.2 million during the quarter, a decrease of $21 thousand or 0.7% from fourth quarter 2009. For the full year ended December 31, 2010, non-interest expense decreased $142 thousand or 1.1% versus the prior year.
The Company’s fourth quarter efficiency ratio was 64.8% as compared to 63.5% for the same quarter in the prior year. The full year 2010 efficiency ratio of 66.0% improved slightly from the 66.2% registered in the prior year.
Federal income tax provision was $440 thousand for fourth quarter 2010, compared to $413 thousand for the same quarter in 2009. Full year income tax of $1.6 million for 2010 and $1.5 million for 2009 reflects effective tax rates of 31.0% and 31.1%, respectively.
Average total assets during the quarter amounted to $455 million, an increase of $15 million or 3.4% above the same quarter of the prior year. Average loan balances of $315 million were unchanged from the prior year fourth quarter, while average securities balances of $76 million decreased $2.2 million or 2.9% as compared to fourth quarter 2009.
Total assets amounted to $457 million on December 31, 2010, up $6 million or 1.4% from December 31, 2009. Net loans increased to $312 million, up $2 million or 0.7% from the prior year-end, while securities balances of $81 million were unchanged from the prior year-end.
Average commercial loan balances for the quarter, including commercial real estate, increased $7 million or 3.9% above year ago levels. Average residential mortgage balances declined by $9 million or 10.6% during the year. The decline of in-house mortgage balances was primarily due to customers selecting secondary market products because of prevailing lower interest rates in those products. Average home equity balances increased $3 million or 8.7%, and average consumer credit balances declined $0.8 million or 10.2% versus the same quarter of the prior year.
Net charge-offs for the quarter and the full year were $615 thousand and $1.3 million, respectively. Net charge-offs equated to 0.40% of average loans during 2010 as compared to 0.21% during 2009.
Nonperforming assets totaled $4.6 million or 1.47% of total loans plus other real estate at December 31, 2010, compared to $4.3 million or 1.37% at the prior year-end. Delinquent loan balances as of year-end 2010 amounted to 2.55% of total loans as compared to 1.92% at the end of 2009.
The Company funded $239 thousand in loan loss provision during the fourth quarter and the allowance for loan losses amounted to 1.28% of total loans on December 31, 2010. The ratio of the allowance for loan losses to nonperforming loans stood at 88% at the end of 2010.
Commenting on the Company’s credit quality, Steiner noted, “Our ratio of nonperforming assets declined from September 30, 2010, while early stage delinquencies as a percent of total loans increased. We expect total delinquencies and nonperforming assets to remain somewhat elevated for the foreseeable future.”

Average deposit balances grew by $9.9 million during the fourth quarter, or 2.9%. Total average deposits of $346 million for the quarter were 10.5% above the prior year’s fourth quarter average.
Deposit balances totaled $353 million at year-end, an increase of $24 million or 7.3% from the prior year-end total. Within the deposit category, average non interest-bearing account balances for the fourth quarter increased by $16 million, or 30.9% above the same period in the prior year. Average interest-bearing checking, money market and traditional savings balances increased $16 million or 14.6% from year ago levels, while average time deposit balances grew by $0.7 million or 0.5% during the year. In addition to the changes in average deposit balances, the average balance of securities sold under repurchase agreement during the fourth quarter grew by $3 million or 8.7% above the average for the same period in the prior year. Repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts.
Shareholders’ equity totaled $47.2 million on December 31, 2010 with 2.7 million common shares outstanding at year-end. The Company’s capital position remains strong, with tangible equity to assets approximating 9.9% on December 31, 2010, compared to 9.7% on December 31, 2009. The Company declared a common dividend of $.18 per share during the quarter. Based on the December 31, 2010 closing stock price of $15.57 per share, the Company’s annual dividend yield approximates 4.6%.

About CSB Bancorp, Inc.
CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $457 million as of December 31, 2010. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with fourteen banking centers in Holmes, Tuscarawas, Wayne and Stark counties and Trust offices located in Millersburg and Wooster, Ohio.
Forward-Looking Statement
This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.
Contact Information:
Paula J. Meiler, SVP & CFO
330-763-2873
paula.meiler@csb1.com

CSB BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands except per share data)

	Quarters					YTD
	2010	2010	2010	2010	2009
EARNINGS	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2010	2009

Net interest income FTE (a)	$3,959	$4,016	$3,886	$3,935	$4,231	$15,796	$15,975
Provision for loan losses	239	238	239	519	409	1,235	1,337
Other income	904	780	889	731	769	3,305	3,215
Other expenses	3,169	3,215	3,150	3,041	3,190	12,576	12,718
FTE adjustment (a)	60	59	53	54	56	226	210
Net income	956	882	921	737	931	3,496	3,391
Diluted earnings per share	0.35	0.32	0.34	0.27	0.34	1.28	1.24

PERFORMANCE RATIOS
Return on average assets (ROA)	0.83%	0.78%	0.85%	0.67%	0.84%	0.78%	0.79%
Return on average common equity (ROE)	7.95%	7.41%	7.90%	6.44%	8.04%	7.43%	7.51%
Net interest margin FTE (a)	3.64%	3.76%	3.76%	3.78%	4.01%	3.73%	3.93%
Efficiency ratio	64.84%	66.72%	67.74%	64.83%	63.51%	66.02%	66.22%
Number of full-time equivalent employees	140	144	144	140	144

MARKET DATA
Book value/common share	$17.24	$17.26	$17.10	$16.88	$16.76
Period-end common share mkt value	15.57	15.95	15.75	14.60	15.25
Market as a % of book	90.31%	92.41%	92.11%	86.49%	90.99%
Price-to-earnings ratio	12.16	12.56	12.50	12.37	12.30
Cash dividends/common share	$0.18	$0.18	$0.18	$0.18	$0.18	$0.72	$0.72
Common stock dividend payout ratio	51.43%	56.25%	52.94%	66.67%	52.94%
Average basic common shares	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799
Average diluted common shares	2,734,836	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799
Period end common shares outstanding	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799
Common shares repurchased	0	0	0	0	0	0	0
Common stock market capitalization	$42,581	$43,620	$43,073	$39,928	$41,706

ASSET QUALITY
Gross charge-offs	$621	$459	$20	$289	$82	$1,389	$885
Net charge-offs (recoveries)	615	440	(14)	223	46	1,264	671
Allowance for loan losses	4,031	4,407	4,608	4,356	4,060
Nonperforming assets (NPAs)	4,626	5,410	6,335	6,492	4,303
Net charge-off/average loans ratio	0.77%	0.55%	(0.02)%	0.29%	0.06%	0.40%	0.21%
Allowance for loan losses/period-end loans	1.28	1.39	1.48	1.40	1.29
NPAs/loans and other real estate	1.47	1.71	2.03	2.09	1.37
Allowance for loan losses/nonperforming loans	87.84	83.99	75.69	70.02	98.04

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	9.90%	10.03%	10.16%	10.15%	9.73%
Average equity to assets	10.49	10.58	10.70	10.44	10.45
Average equity to loans	15.13	14.97	14.99	14.89	14.58
Average loans to deposits	91.15	93.83	95.24	95.35	100.69

AVERAGE BALANCES
Assets	$454,657	$446,099	$436,782	$444,916	$439,688	$445,649	$427,613
Earning assets	431,661	423,591	414,137	422,487	418,737	422,996	406,566
Loans	315,348	315,355	311,647	311,789	315,168	313,549	317,254
Deposits	345,962	336,089	327,215	326,986	313,016	334,073	304,902
Shareholders’ equity	47,703	47,213	46,724	46,440	45,964	47,081	45,184

ENDING BALANCES
Assets	$457,056	$451,586	$441,242	$435,622	$450,666
Earning assets	434,876	428,895	419,855	413,771	428,301
Loans	315,647	316,909	311,857	310,900	313,483
Deposits	353,491	341,296	329,817	326,204	329,486
Shareholders’ equity	47,154	47,211	46,776	46,171	45,822
NOTES:

(a)	— Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
dollars in thousands, except per share data

	December 31,	December 31,
	2010	2009
ASSETS
Cash and cash equivalents
Cash and due from banks	$9,798	$8,803
Interest-earning deposits in other banks	38,497	33,858
Federal funds sold	65	—

Total cash and cash equivalents	48,360	42,661
Securities
Available-for-sale, at fair-value	75,204	75,158
Restricted stock, at cost	5,463	5,463

Total securities	80,667	80,621
Loans held for sale	—	340
Loans	315,647	313,483
Less allowance for loan losses	4,031	4,060

Net loans	311,616	309,423

Goodwill and core deposit intangible	2,131	2,194
Bank owned life insurance	2,961	2,854
Premises and equipment, net	7,878	8,354
Accrued interest receivable and other assets	3,443	4,219

TOTAL ASSETS	$457,056	$450,666

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$69,151	$53,974
Interest-bearing	284,340	275,512

Total deposits	353,491	329,486

Short-term borrowings	32,018	28,764
Other borrowings	22,909	45,010
Accrued interest payable and other liabilities	1,484	1,584

Total liabilities	409,902	404,844

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2010 and 2009	18,629	18,629
Additional paid-in capital	9,994	9,994
Retained earnings	22,673	21,146
Treasury stock at cost — 245,803 shares in 2010 and 2009	(5,015)	(5,015)
Accumulated other comprehensive income	873	1,068

Total shareholders’ equity	47,154	45,822

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$457,056	$450,666

CSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
dollars in thousands, except per share data

	Quarter ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009
Interest and dividend income:
Loans, including fees	$4,340	$4,770	$17,311	$18,539
Taxable securities	585	755	2,648	3,216
Nontaxable securities	97	86	354	319
Other	25	14	77	31

Total interest and dividend income	5,047	5,625	20,390	22,105

Interest expense:
Deposits	868	953	3,509	4,306
Other	279	498	1,311	2,034

Total interest expense	1,147	1,451	4,820	6,340

Net interest income	3,900	4,174	15,570	15,765
Provision for loan losses	239	409	1,235	1,337

Net interest income after provision for loan losses	3,661	3,765	14,335	14,428

Non-interest income
Service charges on deposits accounts	276	304	1,126	1,234
Trust services	253	149	655	547
Securities gains (losses), net	—	—	148	152
Gain on sale of loans	89	106	242	463
Other	286	210	1,134	819

Total non-interest income	904	769	3,305	3,215

Non-interest expenses
Salaries and employee benefits	1,780	1,748	6,880	6,900
Occupancy expense	199	274	808	1,014
Equipment expense	121	136	497	539
Franchise tax expense	131	135	536	507
Professional and director fees	174	155	631	641
Federal deposit insurance	69	46	486	542
Amortization of intangible assets	16	16	63	65
Other expenses	679	680	2,675	2,510

Total non-interest expenses	3,169	3,190	12,576	12,718

Income before income tax	1,396	1,344	5,064	4,925
Federal income tax provision	440	413	1,568	1,534

Net income	$956	$931	$3,496	$3,391

Net income per share:
Basic	$0.35	$0.34	$1.28	$1.24

Diluted	$0.35	$0.34	$1.28	$1.24

Note: Certain prior year balances have been reclassified to conform to the current year presentation.